                                                                      Exhibit 21
                                                                Plexus 2004 10-K

1. Plexus Services Corp. ("PSC"), a Nevada corporation (f/k/a "Plexus Electronic Assembly Corp.)

      a. Plexus Intl. Sales & Logistics, LLC ("PISL"), a Delaware LLC and subsidiary of PEAC

      b.    Plexus QS, LLC, ("PQS"), a Delaware LLC and subsidiary of PEAC

      c. Plexus Electronica S.de R.L. de C.V., a Mexico entity and subsidiary of PSS and PQS

      d. Plexus Servicios, S.de R.L. de C.V., a Mexico entity and subsidiary of PSS and PQS

2. Plexus International Services, Inc. ("PISI"), a Nevada corporation and subsidiary of Plexus Corp.

      a. Plexus Corp. Limited ("PCL"), a United Kingdom corporation and subsidiary of PISI

            (i) Plexus Corp. (UK) Limited ("PCUKL"), a United Kingdom corporation and subsidiary of PCL

            (ii) Plexus Corp. (Kelso) Limited, a United Kingdom corporation and subsidiary of PCUKL (inactive)

            (iii) Plexus Corp. (Maldon) Limited, a United Kingdom corporation and subsidiary of PCUKL (inactive)

      b.    Plexus Asia, Ltd. ("PAL"), a British Virgin Islands corporation

            (i) Plexus (Xiamen) Co., Ltd., a Peoples' Republic of China corporation and subsidiary of PAL

            (ii) Plexus Manufacturing Sdn. Bhd., a Malaysia corporation and subsidiary of PAL

      c. Plexus Technology Group, Limited, a United Kingdom corporation and subsidiary of PISI (inactive)

3. PTL Information Technology Services Corp., a Nevada corporation and subsidiary of Plexus Corp.

4. Plexus Management Services Corporation, a Nevada corporation and subsidiary of Plexus Corp.